Steven S. Rogers
General Counsel

LIBERTYVIEW CAPITAL MANAGEMENT
A Division of Neuberger Berman, LLC
A Lehman Brothers Company

June 16, 2005

Via E-mail: jcahill@powercold.com and JCCahillJr@aol.com
PowerCold Corporation
Attention: Joe Cahill, CFO
P.O. Box 1239
115 Canfield Road
LaVernia, TX 78121

Dear Mr. Cahill:

LibertyView Capital Management, a division of Neuberger Berman, LLC ("LibertyView") in its own name and on behalf of investment advisory client LibertyView Funds, LP (the "Fund") hereby confirms that:

1. The Fund purchased and otherwise acquired the securities identified in PowerCold Corporation's S-1/A filed on or about May 3, 2005 to be resold in the ordinary course of business; and

2. Neither LibertyView nor the Fund had any arrangements or understandings, directly or indirectly, with any person to distribute said securities at the time of their purchase.

Please let me know if you require additional information.

Sincerely yours,

LibertyView Capital Management, a division of Neuberger Berman, LLC

By: ______________________
Steven S. Rogers
Senior Vice President & General Counsel

LibertyView Funds, LP

By: ______________________
Steven S. Rogers
Authorized Person

Waterfront Corporate Center ▪ 111 River Street, Suite 1000 ▪ Hoboken, NJ 07030-5776
Tel. 201.595.2950 ▪ Fax. 201.216.8625 ▪ srogers@libertyview.com